Exhibit 99.1

News release

QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2012 RESULTS

For Immediate Release	February 21, 2013

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the fourth quarter and full year ended December 31, 2012. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.

2012 FINANCIAL RESULTS

Discontinued Operations Reporting

On September 24, 2012, the Company announced that it completed the sale of its Visudyne® business to Valeant Pharmaceuticals International, Inc. On December 24, 2012, the Company entered into an exclusive option agreement with Mati Therapeutics Inc. (“Mati”), a development company led by Robert Butchofsky, QLT’s former President and CEO, pursuant to which the Company granted Mati an exclusive 90-day option to acquire assets related to our punctal plug delivery system in exchange for $0.5 million. The option may be extended by Mati for up to three successive 30-day periods upon payment of an additional $0.1 million for each extension. In accordance with the accounting standard for discontinued operations, the results of operations relating to both the Visudyne business and the punctal plug drug delivery system technology have been excluded from continuing operations and reported as discontinued operations for the current and prior periods.

QLT Expenses / Other Income

Research and Development (R&D) expense, which now includes only expenses from our synthetic retinoid program, was $5.0 million in the fourth quarter, down from $6.3 million in the fourth quarter of 2011. For the full year, R&D expense was $24.6 million in 2012, compared to $23.0 million in 2011. The increase was primarily due to a $1.2 million charge related to accelerated vesting of employee stock options resulting from the election of a new Board of Directors at the Company’s annual meeting of shareholders on June 4, 2012, plus higher spending on our synthetic retinoid program.

For the fourth quarter, Selling, General and Administrative (SG&A) expense was $2.4 million, down from $4.5 million in 2011. The decrease from the prior year was primarily due to savings from our restructurings announced in 2012. For the full year, SG&A expenditures of $15.1 million were down from the $17.1 million reported in 2011. The decrease from the prior year was primarily due to savings from our restructurings announced in the second half of 2012, partially offset by a $1.2 million charge related to accelerated vesting of employee stock options and directors’ deferred stock units resulting from the election of a new Board of Directors.

For the fourth quarter, Restructuring Charges were $2.6 million, of which $0.1 million was included in discontinued operations. For the full year, Restructuring Charges were $16.9 million, of which $3.1 million was included in discontinued operations.

Investment and Other Income was $1.9 million and $8.5 million for the quarter and year ended December 31, 2012, respectively. For both periods, this primarily related to a gain of $1.8 million and $8.2 million, respectively, for the Fair Value Change in Contingent Consideration. This gain occurred primarily because our contingent consideration assets are recorded as the present value of future expected payments with respect to Eligard® and Visudyne, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard and Visudyne forecasts, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the assets.

(Loss) / Income from Discontinued Operations, Net of Income Taxes

For the fourth quarter, we incurred a loss from discontinued operations, net of income taxes, of $1.1 million, compared to income from discontinued operations of $1.0 million in the fourth quarter of 2011. For the full year, income from discontinued operations, net of taxes, was $88.0 million up from $1.0 million reported in 2011. The increase was driven by a pre-tax gain of $101.4 million on the divestment of the Visudyne business during the third quarter.

Operating Loss

The operating loss for the fourth quarter was $10.1 million, compared to a $11.1 million operating loss in the prior-year fourth quarter, as savings from restructurings and reduced spending on our synthetic retinoid program offset the restructuring costs of $2.4 million recorded in continuing operations in the quarter. The full-year operating loss for 2012 was $54.7 million, compared to $41.4 million in 2011. The larger loss was primarily due to restructuring costs of $13.9 million recorded in continuing operations during the year, offset by lower SG&A expense due to savings from restructurings.

(Loss) / Income Per Share

GAAP loss per share was $0.18 in the fourth quarter of 2012 compared to a $0.13 loss per share in the fourth quarter of 2011. The loss was higher in 2012 primarily because of restructuring costs, and because the gain from the Fair Value Change in Contingent Consideration was lower than in the prior year. These two items were partially offset by restructuring savings and lower spending on the synthetic retinoid program. For the full year, income per share in 2012 was $0.91, compared to a loss per share of $0.61 in 2011. The improvement was primarily the result of a gain related to the divestment of Visudyne, partially offset by restructuring costs in the current year.

Adjusted EBITDA

Adjusted EBITDA from Continuing Operations plus Contingent Consideration earned was $3.5 million in the fourth quarter and $2.3 million for the full year 2012, as follows:

(In millions of United States dollars)	Three months ended December 31, 2012	Year ended December 31, 2012
GAAP operating loss	$(10.1)	$(54.7)
+ Stock-based compensation	0.1	3.3
+ Depreciation	0.2	1.2
+ Restructuring	2.4	13.8
+ Contingent Consideration earned	10.9	38.6

Adjusted EBITDA plus Contingent Consideration earned	$3.5	$2.3

Adjusted EBITDA from Continuing Operations plus Contingent Consideration earned is a non-GAAP financial measure that has no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that this non-GAAP financial measure may be useful to investors to analyze the results of our business. We use this non-GAAP measure internally to evaluate our financial results. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

Cash and Cash Equivalents and Restricted Cash

The Company’s consolidated cash balance at December 31, 2012 consisted of $307.4 million of cash and cash equivalents and $7.5 million of restricted cash, up from the $205.6 million balance at the end of 2011. The increase was largely due to the cash received from the divestment of the Visudyne business. In addition, we still have $76.7 million remaining to be collected related to our Eligard Contingent Consideration.

QLT Developments

QLT091001 Synthetic Retinoid Clinical Update

QLT expects its recently augmented synthetic retinoid program leadership team to meet with the FDA by the end of Q1 2013 to discuss the most prudent development path to advance QLT091001. Until the aforementioned U.S. Food and Drug Administration (FDA) meeting is concluded, the minutes from it are reviewed, and a subsequent end of phase II meeting is completed with formal guidance provided by the FDA, we do not expect to provide timelines for potential pivotal trial initiation(s).

Share Repurchase Program Update

On October 2, 2012, we commenced a normal course issuer bid (“NCIB”) to repurchase up to 3,438,683 of our common shares over a 12-month period, which is the maximum number of shares permitted to be purchased under the TSX NCIB rules and represents 10% of the public float as of September 26, 2012. All common shares repurchased will be cancelled. As of February 18, 2013, total repurchases under this program were 3,154,843 common shares at an average price of $7.85 per share, for a total cost of $24.8 million.

Passive Foreign Investment Company

The Company believes that it classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2012, and that it may qualify as a PFIC in 2013, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc.—Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In accordance with United States generally accepted accounting principles)

	Three months ended December 31,		Year ended December 31,
(In thousands of United States dollars, except per share information)	2012	2011	2012	2011
(Unaudited)
Expenses
Research and development	$4,958	$6,258	$24,578	$23,043
Selling, general and administrative	2,434	4,467	15,082	17,059
Depreciation	237	354	1,165	1,292
Restructuring charges	2,448	—	13,850	—

	10,077	11,079	54,675	41,394

Operating loss	(10,077)	(11,079)	(54,675)	(41,394)
Investment and other income
Net foreign exchange gains (losses)	76	(186)	(8)	(148)
Interest income	97	139	244	673
Fair value change in contingent consideration	1,783	3,214	8,215	10,078
Other (losses) gains	(43)	610	60	613

	1,914	3,777	8,511	11,216

Loss from continuing operation before income taxes	(8,163)	(7,302)	(46,164)	(30,178)
Recovery of (provision for) income taxes	102	(267)	3,900	(1,201)

Loss from continuing operations	$(8,061)	$(7,569)	$(42,264)	$(31,379)

(Loss) income from discontinued operations, net of income taxes	(1,120)	952	87,962	963

Net (loss) income	$(9,181)	$(6,617)	$45,698	$(30,416)

Basic and diluted net (loss) income per common share
Continuing operations	$(0.16)	$(0.15)	$(0.84)	$(0.63)
Discontinued operations	(0.02)	0.02	1.75	0.02

Net (loss) income per common share	$(0.18)	$(0.13)	$0.91	$(0.61)

Weighted average number of common shares outstanding (thousands)
Basic	51,674	49,143	50,112	50,105
Diluted	51,674	49,143	50,112	50,105

QLT Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (In accordance with United States generally accepted accounting principles)
(In thousands of United States dollars)	December 31, 2012	December 31, 2011
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$307,384	$205,597
Restricted cash	7,500	—
Accounts receivable	3,960	9,985
Current portion of contingent consideration	41,255	34,669
Income taxes receivable	554	321
Current portion of deferred income tax assets	644	1,351
Mortgage receivable	—	5,874
Assets held for sale	300	14,490
Prepaid and other	1,442	1,405

	363,039	273,692

Property, plant and equipment	2,655	3,297
Deferred income tax assets	370	1,350
Other assets	—	927
Contingent consideration	35,154	65,278

	$401,218	$344,544

LIABILITIES
Current liabilities
Accounts payable	$6,121	$6,099
Income taxes payable	—	29
Accrued liabilities	2,515	7,679
Accrued restructuring charge	1,933	—
Deferred income	456	—

	11,025	13,807
Uncertain tax position liabilities	1,875	1,732

	12,900	15,539

SHAREHOLDERS’ EQUITY
Common shares	471,712	458,118
Additional paid-in capital	296,024	296,003
Accumulated deficit	(482,387)	(528,085)
Accumulated other comprehensive income	102,969	102,969

	388,318	329,005

	$401,218	$344,544

As at December 31, 2012, there were 51,589,405 issued and outstanding common shares and 1,416,016 outstanding stock options.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our clinical development programs; statements related to our regulatory pathway and guidance; statements concerning our PFIC status; our ability to meet our operational and financial objectives; statements concerning the potential divestment of the punctal plug drug delivery system program (PPDS); and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected thereby impacting our contingent consideration; risks and uncertainties related to the timing and our ability to divest the PPDS program under the current exclusive option agreement with Mati or at all; risks and uncertainties concerning the impacts that QLT’s strategic initiatives will have on the market price of our securities; risks resulting from recent changes in personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.